EXHIBIT 3.1


                          CERTIFICATE OF INCORPORATION

                                       OF

                        APPLIED SPORTS TECHNOLOGIES, INC.


                                      NAME

FIRST: The name of the corporation is: Applied Sports Technologies, Inc.

                           REGISTERED OFFICE AND AGENT

SECOND: The address of the corporation's registered office in the State of Delaware is 1013 Centre Road, Wilmington, Delaware 19805, County of New Castle. The name of the corporation's registered agent at such address is Corporation Service Company.

                                     PURPOSE

THIRD: The nature of the business or purposes to be conducted or promoted by the corporation is to engage in any lawful art or activity for which corporations may be organized under die General Corporation Law of the State of Delaware, as amended from time to time, or any successor thereto.

                                AUTHORIZED STOCK

FOURTH: The total number of shares of stock which the corporation shall have authority to issue is Fifteen Million (15,000,000) shares of which Fourteen Million (14,000,000) shares shall be of a class of common stock, par value of $0.01 per share ("Common Stock") and One Million (1,000,000) shares shall be of a class of preferred stock, par value of $0.01 per share ("Preferred stock").

      The Preferred Stock, the number of shares, the stated value, dividend rate, if any, and voting powers, if any, of each series and the designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof shall be fixed in the case of each series by resolution of the Board of Directors at the time of issuance subject in all cases to the laws of the State of Delaware applicable thereto, and set forth in a certificate of designations filed and recorded with respect to each series in accordance with the laws of the State of Delaware.


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                                  INCORPORATOR

FIFTH: The name and mailing address of the incorporator is as follows:

      Name                             Mailing Address
      ----                             ---------------

      Dana L. Redburg                  Barack, Ferrazzano, Kirschbaum,
                                          Perlman & Nagelberg
                                       333 West Wacker Drive
                                       Suite 2700
                                       Chicago, IL 60606

                                     BYLAWS

SIXTH: In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter, amend or repeal the bylaws of the corporation.

                                 WRITTEN BALLOTS

SEVENTH: Election of directors need not be by written ballot unless the bylaws of the corporation so provide.

                                   AMENDMENTS

EIGHTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                 INDEMNIFICATION

NINTH: Each person who is or was a director or officer of the corporation and each person who serves or served at the request of the corporation as a director, officer, or partner of another enterprise shall be indemnified by the corporation in accordance with, and to the fullest extent authorized by, the General Corporation Law of the State of Delaware, as the same now exists or may be hereafter amended. No amendment to or repeal of this Article Ninth shall apply to or have any effect on the rights of any individual referred to in this Article Ninth for or with respect to acts or omissions of such individual occurring prior to such amendment or repeal.

                         PERSONAL LIABILITY OF DIRECTORS

TENTH: To the fullest extent permitted by the General Corporation Law of Delaware, as the same now exists or may be hereafter amended, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to or repeal of this Article Tenth shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to the effect date of such amendment or repeal.


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                        CERTAIN ARRANGEMENTS BETWEEN THE
                          CORPORATION AND ITS CREDITORS

ELEVENTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provision of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provision of Section 2779 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors of class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

DATED as of the 15th day of June, 1998.


                                 /s/ Dana L. Redburg
                                 -----------------------------------------------
                                 Dana L. Redburg
                                 Being the sole incorporator of this corporation


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